Exhibit 99.1

VF Corporation Enters Into Definitive Agreement to Sell Its

Contemporary Brands Businesses to Delta Galil Industries, Ltd.

Brands Include 7 for All Mankind®, Splendid® and Ella Moss®

GREENSBORO, N.C. – June 30, 2016 – VF Corporation (NYSE: VFC) today announced that it has signed a definitive agreement to sell its Contemporary Brands businesses to Delta Galil Industries, Ltd (DELT/Tel Aviv Stock Exchange, DELTY.PK/OTCQX). Brands included in the transaction are 7 for All Mankind®, Splendid® and Ella Moss®.

Commenting on the transaction, VF’s Chairman and Chief Executive Officer Eric Wiseman said, “We are pleased to have reached this agreement. The brands included in this transaction are leaders in their sectors, and have talented, passionate people who are motivated by serving the marketplace with distinctive apparel design and exceptional service.”

Wiseman continued, “Earlier this year we said that we are taking a focused and proactive look at the composition of our business portfolio to ensure that we are well positioned to maximize VF’s growth and return to our shareholders. This announcement illustrates that our work as active portfolio managers is progressing.”

The transaction, which is expected to close in the third quarter of this year, is subject to various regulatory approvals and other customary closing conditions that must be accomplished in order for a closing to occur. The selling price is $120 million, subject to various working capital adjustments.

About VF

VF Corporation (NYSE: VFC) is a global leader in the design, manufacture, marketing and distribution of branded lifestyle apparel, footwear and accessories. The company’s highly diversified portfolio of powerful brands spans numerous geographies, product categories, consumer demographics and sales channels, giving VF a unique industry position and the ability to create sustainable, long-term growth for our customers and shareholders. The company’s largest brands are The North Face®, Vans®, Timberland®, Wrangler®, Lee® and Nautica®. For more information, visit www.vfc.com.

About Delta Galil Industries

Delta Galil Industries is a global manufacturer and marketer of branded and private label apparel products for men, women and children. Since its inception in 1975, the Company has continually strived to create products that follow a body-before-fabric philosophy, placing equal emphasis on comfort, aesthetics and quality. Delta Galil develops innovative seamless apparel including bras, shapewear and socks; intimate apparel for women; extensive lines of underwear for men; activewear, sleepwear and leisurewear. For more information, visit www.deltagalil.com.

VF Corporation Contacts:

Lance Allega

VP, Investor Relations & Strategic Accounts

(336) 424-6082

Craig Hodges

Senior Director, Corporate Communications

(336) 424-5636

Delta Galil Industries:

Nissim Douek

+972-54-5201178

Nissim@unik.co.il

U.S. Media Contact:

Stacy Berns/Melissa Jaffin

Berns Communications Group

+1-212-994-4660

sberns@bcg-pr.com